For Immediate Release

Central European Media Enterprises Ltd. Receives

Notice of Payment of $20 Million from MEF Holding

HAMILTON, Bermuda, September 18, 2002 - Central European Media Enterprises Ltd. (CME) (OTC Bulletin Board: CETVF.OB) announced today that it has received notice of payment toward the $28.8 million in damages and interest it was awarded by an Amsterdam arbitration tribunal on February 9, 2001 against CME's former partner Vladimir Zelezny.

CME has received confirmation from its bank, ING Bank, of a wire transfer from MEF Holding in Prague, Czech Republic in the amount of $20.24 million with a value date of September 20, 2002. A letter received by CME via fax today from PPF Consulting A.S. of Prague, a shareholder in MEF Holding, confirms that this payment is for "sums owed by Dr. Zelezny to CME Media Enterprises B.V. under the Arbitration Award No. 10435/AER/ACS issued in Amsterdam on February 9, 2001."

On July 25, 2002 an initial payment of $8.7 million toward the damages was paid to CME.

Substantial outstanding balances are still owed to CME. In addition to the damages and interest, CME has a claim for the substantial legal costs of the enforcement proceedings and almost $6 million from CNTS for certain programming.

"I am very pleased our 18-month enforcement efforts against Vladimir Zelezny have made significant progress," said Fred Klinkhammer, CME's President and Chief Executive Officer. "CET 21 and the Czech state still have substantial obligations to CME, which will continue to pursue enforcement of its rights under the exclusive contract between CNTS and CET 21 and to pursue the Czech Republic for the full value of its lost investment."

Central European Media Enterprises Ltd. (CME) is a TV broadcasting company with leading stations located in Romania, Slovenia, Slovakia and Ukraine. CME is traded on the Over the Counter Bulletin Board under the ticker symbol "CETVF.OB".

For additional information contact:

United States:	Czech Republic:
Glen Dickson/Mike Smargiassi	Michal Donath
Brainerd Communicators, Inc.	Donath-Burson-Marsteller
212-986-6667	011-420-602-222-128

# # #